EXHIBIT 99.1

                                         AnnTaylor
                                         News Release
                                         142 West 57th St., New York, NY  10019



                  ANN TAYLOR ANNOUNCES MAY 2003 SALES RESULTS
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                  AND RAISES FULL YEAR 2003 EARNINGS GUIDANCE
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New York, New York, June 5, 2003 - AnnTaylor  Stores  Corporation  (NYSE:  ANN)
--------------------------------
announced  today total net sales for the  four-week  period  ended May 31, 2003 increased  19.1 percent to  $137,371,000  over total net sales of  $115,330,000 for the  four-week  period  ended June 1,  2002.  By  division,  net sales were

$77,804,000 for Ann Taylor and $47,520,000 for Ann Taylor Loft.



Comparable  store  sales for the period  increased  9.4  percent  compared to a comparable  store sales decrease of 5.2 percent for the same  four-week  period last year.  By  division,  comparable  store  sales for fiscal May 2003 were up

9.7 percent for Ann Taylor  compared to a 4.4 percent  decrease last year,  and up 10.6 percent for Ann Taylor Loft  compared to an 8.5 percent  decrease  last year.



Ann Taylor  Chairman  J.  Patrick  Spainhour  said,  "We are  pleased  with Ann

Taylor  Loft's  results and our client's  continued  favorable  response to the

Loft product  offering.  Color,  novelty and fashion  drove our positive  sales

performance.   Our  color  story  of  turquoise,   greens  and  aqua  was  well

received.  Cropped  pants in  stripes,  prints and  solids,  all  sweaters  and woven tops, and fashion accessories were standouts for the month."



Mr. Spainhour  continued,  "At Ann Taylor,  we drove positive  comparable store

sales  by  being  highly   promotional.   We  were   successful  in  selling  a

significant  amount of non-full  price  units,  putting us in a good  inventory position as we enter into the summer clearance period."



The Company is raising  earnings per share  guidance for the second  quarter to the  range of $0.39 - $0.41  from  previous  guidance  in the  range of $0.35 -

$0.37.  The Company  currently  expects earning per share in the range of $0.98

- $1.04  for the fall  season  and in the  range of $1.76 - $1.84  for the 2003 fiscal year.  Comparable  store sales for the quarter are being revised  upward to the low single digit  positive  range,  with  comparable  store sales at Ann

Taylor  expected to be flat to low single digit positive and  comparable  store sales at Ann Taylor  Loft  expected  to be up low single  digit to mid-  single digit positive.



Total inventory levels at the end of May, including  inventory  attributable to

Ann Taylor  Global  Sourcing,  were down 1 percent on a per square  foot basis.

By  division,   inventory   levels  on  a  per  square  foot  basis  were  down

approximately 2 percent for Ann Taylor and flat for Ann Taylor Loft.



Sales were strong  throughout  the  country,  except for the  northeast  region primarily due to unseasonable weather.

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                                                             AnnTaylor
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During the month,  the Company closed one Ann Taylor store,  bringing the total store count at month end to 601,  comprised of 350 Ann Taylor  stores,  224 Ann

Taylor Loft stores,  and 27 Ann Taylor  Factory  stores.  Total square  footage at the end of fiscal May increased 7.7 percent over last year.




For the fiscal  year-to-date  period  ended May 31,  2003,  the  Company's  net sales  totaled  $489,388,000,  up 6.2 percent  from  $460,722,000  for the same period in 2002.  By  division,  net sales for the  fiscal  year-to-date  period were  $279,130,000  for  Ann  Taylor  and  $167,443,000  for Ann  Taylor  Loft.

Comparable  stores  sales for the  fiscal  year-to-date  period  decreased  2.4 percent  over the same  period  last year.  Comparable  store sales by division for the fiscal  year-to-date  period  were down 3.7  percent for Ann Taylor and up 0.7 percent for Ann Taylor Loft.




Ann  Taylor  is one of  the  country's  leading  women's  specialty  retailers,

operating  601 stores in 42 states,  the  District of Columbia and Puerto Rico,

and also an Online Store at www.anntaylor.com.
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For more  information,  please  call  (866)  214-2661  to listen to Ann  Taylor

Stores Corporation's monthly sales recording.  No access code is required.





FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe acute respiratory syndrome, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.
                                     #  #  #
   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484


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